EXHIBIT 99.1

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Kenneth Boerger	Suzy Lynde
VP/Treasurer	Analyst Inquiries
(419) 325-2279	(312) 640-6772

FOR IMMEDIATE RELEASE
MONDAY, OCTOBER 17, 2005
LIBBEY INC. UPDATES EARNINGS EXPECTATIONS FOR THE THIRD QUARTER OF 2005
TOLEDO, OHIO, OCTOBER 17, 2005—Libbey Inc. (NYSE: LBY) announced that it expects its diluted earnings per share for the third quarter ending September 30, 2005, to be approximately $0.30 on sales of $135.6 million, as compared with $131.8 million in the prior year third quarter. The lower than expected sales are the result of a fall-off of international sales as well as domestic sales to retail and industrial customers. The Company reported that its diluted earnings per share for the quarter, excluding capacity realignment charges associated with the previously announced shutdown of its City of Industry, California, plant in February 2005, are expected to be between $0.31 and $0.33 per diluted share as compared with $0.34 in the prior-year quarter.
Fourth quarter 2005 sales are expected to increase approximately 6 percent; however, the Company said that it was in the process of determining the expected negative impact on fourth quarter 2005 earnings of higher natural gas costs, increased transportation costs, and higher cost for delivery and manufacturing materials at its Shreveport, LA, facility as the result of the recent hurricanes.
The Company expects to announce earnings for the third quarter of 2005 on October 26, 2005, and will update its forecast for the fourth quarter at that time.
The above information includes “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s
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Libbey Inc.
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best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.
Important factors potentially affecting performance include but are not limited to: increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico, including the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico and Western Europe, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher interest rates that increase the Company’s borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the Company’s joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; whether the Company completes any significant acquisition, and whether such acquisitions can operate profitably.
Libbey Inc.:
•	is a leading producer of glass tableware in North America;
•	is expanding its international presence with facilities in the Netherlands and Portugal and a facility in China planned to begin production in 2007;
•	is a leading producer of tabletop products for the foodservice industry; and,
•	exports to more than 90 countries.
Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, in Portugal and in the Netherlands. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2004, Libbey Inc.’s net sales totaled $544.8 million.
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